EXHIBIT 99.1

LUTHER BURBANK CORPORATION ANNOUNCES THIRD QUARTER 2022 EARNINGS RELEASE AND CONFERENCE CALL DATES
SANTA ROSA, Calif. (October 7, 2022) - Luther Burbank Corporation (the “Company”) (NASDAQ: LBC), the holding company for Luther Burbank Savings (the “Bank”), announced today that it will release its financial results as of and for the quarter and nine months ended September 30, 2022 after the market closes on Tuesday, October 25, 2022.
Simone Lagomarsino, President and Chief Executive Officer of Luther Burbank Corporation, and Laura Tarantino, Executive Vice President and Chief Financial Officer, will host a conference call on Wednesday, October 26, 2022 at 8:00 AM (PT) to discuss the Company’s results for the period.
Analysts, investors, and the general public may listen to a discussion of the Company’s quarterly performance and a question/answer session by dialing in or using the live webcast link listed below. To dial into the discussion, participants will need to register for the call using the caller registration link provided below. The webcast will include a slide presentation that will be available for review and download. The slide presentation will also be available on our website and will be filed as an exhibit to the Company's Current Report on Form 8-K, along with our quarterly earnings release. It is recommended that participants dial into the conference call or log into the webcast approximately 10 minutes prior to the call.

Earnings Call Details
Date: October 26, 2022
Time: 8:00 AM (PT)
Caller Registration Link: https://register.vevent.com/register/BI1dd48bb8cecf4cbe910c7608d59fc5d5
Webcast Link: https://edge.media-server.com/mmc/p/rb5d5tgh

About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.5 billion, total loans of $6.6 billion and total deposits of $5.7 billion as of June 30, 2022. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in the western United States, from ten branches in California, one branch in Washington and lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
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520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com